Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT, (this “Amendment”) dated as of February 27, 2025 (the “Amendment Date”), among STEPSTONE SPV FACILITY III LLC, a Delaware limited liability company, as the borrower (the “Borrower”), STEPSTONE PRIVATE CREDIT FUND LLC, a Delaware limited liability company, as the equityholder (the “Equityholder”), STEPSTONE PRIVATE CREDIT FUND LLC, a Delaware limited liability company, as the Collateral Manager (in such capacity, the “Collateral Manager”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the administrative agent (the “Administrative Agent”) and as a lender (the “Lender”) and Raymond James Bank, as a lender (for the purposes of this Amendment, the “New Lender”).

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent, the Lender, the other lenders party from time to time thereto and UMB Bank, National Association, as the Collateral Agent, are parties to the Loan and Security Agreement, dated as of December 1, 2023 (as amended from time to time prior to the Amendment Date, the “LSA”), providing, among other things, for the making and the administration of the Advances by the lenders to the Borrower;

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent and the Lender desire to add Wells Fargo Bank, National Association as the swingline lender (the “Swingline Lender”) to make swingline advances;

WHEREAS, the New Lender shall become a Lender under the LSA as of the date hereof by its signature hereto; and

WHEREAS, the Borrower, the Collateral Manager, the Equityholder, the Administrative Agent and the Lender desire to amend the LSA in accordance with Section 12.1 thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the LSA.

ARTICLE II

Amendments

SECTION 2.1. As of the Amendment Date, the LSA is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken~~

~~text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the LSA attached as Appendix A hereto.

SECTION 2.2. New Lender. Notwithstanding anything in the LSA to the contrary, each of the parties to this Amendment agrees that, from and after the effectiveness of this Amendment, the New Lender shall be a Lender party to the LSA and the other Transaction Documents for all purposes thereof with the Commitments set forth on Annex B to the LSA, as amended by this Amendment. The New Lender hereby (a) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the LSA as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms of the LSA and the other Transaction Documents, together with such powers as are reasonably incidental thereto, all in accordance with the LSA and (b) agrees (for the benefit of the parties hereto and the other Lenders) that it will perform, in accordance with their terms, all of the obligations which by the terms of the LSA and the other Transaction Documents are required to be performed by it as a Lender.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower hereby represents and warrants to the Administrative Agent and the Lender that, as of the Amendment Date, (i) no Default, Event of Default or Change of Control with respect to the Borrower has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the LSA are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

SECTION 3.2. The Collateral Manager hereby represents and warrants to the Administrative Agent and the Lender that, as of the Amendment Date, (i) no Default or Event of Default, Change of Control with respect to the Collateral Manager has occurred and is continuing or Collateral Manager Termination Event has occurred and (ii) the representations and warranties of the Collateral Manager contained in the LSA are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

SECTION 3.3. The Equityholder represents and warrants to the Administrative Agent and the Lender that, as of the Amendment Date, (i) no Default, Event of Default or Change of Control with respect to the Equityholder has occurred and is continuing and (ii) the representations and warranties of the Equityholder contained in the LSA are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

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ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment shall become effective as of the Amendment Date so long as the following conditions are satisfied:

(a) the execution and delivery of this Amendment by each party hereto;

(b) the Administrative Agent’s receipt of a legal opinion of [King & Spalding LLP], counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

(c) the Administrative Agent’s receipt of a good standing certificate of the Borrower issued by the Secretary of State of the State of Delaware and a certified copy of the resolutions of the manager of the Borrower approving this Amendment and the transactions contemplated hereby, certified by an authorized officer (or similar) of the Equityholder; provided that the Equityholder may certify, as of the Amendment Date, that there have been no changes to such resolutions since those previously delivered to the Administrative Agent; and

(d) the Borrower shall have paid to the Administrative Agent, in immediately available funds for its own account, any fees (including reasonable and documented fees, disbursements and other charges of counsel to the Administrative Agent) to be received on the Amendment Date.

The Administrative Agent shall notify the Borrower promptly upon the conditions being satisfied.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended hereby, the LSA is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the LSA for all purposes.

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SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the UCC  (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

STEPSTONE SPV FACILITY III LLC, as the Borrower

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Chief Financial Officer

STEPSTONE PRIVATE CREDIT FUND LLC, as the Equityholder

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Chief Financial Officer

STEPSTONE PRIVATE CREDIT FUND LLC, as the Collateral Manager

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 2 to Loan and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent

By:	/s/ Mike Romanzo
	Name:	Mike Romanzo
	Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Lender

By:	/s/ Mike Romanzo
	Name:	Mike Romanzo
	Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Swingline Lender

By:	/s/ Mike Romanzo
	Name:	Mike Romanzo
	Title:	Managing Director

[Signature Page to Amendment No. 2 to Loan and Security Agreement]

RAYMOND JAMES BANK, as a Lender

By:	/s/ Mark Specht
	Name:	Mark Specht
	Title:	Senior Vice President

[Signature Page to Amendment No. 2 to Loan and Security Agreement]

APPENDIX A

EXECUTION VERSION

Conformed through Amendment No. ~~1~~2 dated ~~October 31~~February 27, ~~2024~~2025

$~~400,000,000~~650,000,000

LOAN AND SECURITY AGREEMENT

by and among

STEPSTONE PRIVATE CREDIT FUND LLC,

(Collateral Manager)

STEPSTONE SPV FACILITY III LLC,

(Borrower)

STEPSTONE PRIVATE CREDIT FUND LLC,

(Equityholder)

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

(Lenders)

WELLS FARGO BANK, NATIONAL ASSOCIATION,

(Swingline Lender)

WELLS FARGO BANK, NATIONAL ASSOCIATION,

(Administrative Agent)

and

UMB BANK, NATIONAL ASSOCIATION,

(Collateral Agent)

Dated as of December 1, 2023

-i-

-ii-

-iii-

-iv-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this “Agreement”) is made as of December 1, 2023, by and among:

(1) STEPSTONE PRIVATE CREDIT FUND LLC, a Delaware limited liability company, as Collateral Manager (the “Collateral Manager”);

(2) STEPSTONE SPV FACILITY III LLC, a Delaware limited liability company, as borrower (the “Borrower”);

(3) STEPSTONE PRIVATE CREDIT FUND LLC, a Delaware limited liability company, as equityholder (the “Equityholder”);

(4) EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender” and, collectively, the “Lenders”);

(5)  WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as swingline lender (together with its successors and assigns in such capacity, the “Swingline Lender”);

(6)  ~~(5)~~ WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as the administrative agent hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”); and

(7)  ~~(6)~~ UMB BANK, NATIONAL ASSOCIATION, not in its individual capacity but as the collateral agent (together with its successors and assigns in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders extend credit hereunder by providing Commitments and making Advances (each as defined below) from time to time prior to the Reinvestment Period End Date (as defined below) for the general business purposes of the Borrower;

WHEREAS, the Borrower has requested that the Collateral Manager act as the collateral manager of the Borrower and manage the Collateral (as defined below); and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises

2.7(b)(1), (b)(2), (b)(3) and (b)(8) and Section 2.8(1), (2), (3) and (8)) due or accrued and payable by the Borrower to any Person pursuant to any provision of any Transaction Document.

“Advance”: ~~The meaning specified in Section 2.1(a~~Each funding by the Lenders (including the Swingline Lender) hereunder (including each Loan Advance, Swingline Advance and each advance made for the purpose of refunding the Swingline Lender for any Swingline Advance made pursuant to Section 2.20).

“Advance Date”: With respect to any Advance, the date on which such Advance is made.

“Advances Outstanding”: On any date of determination, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Affected Party”: The Administrative Agent, the Lenders, and each of their respective permitted assigns.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Loan is an Eligible Loan or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20.0% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, arrangement or otherwise.

“Affiliate Transferor”: An Affiliate of the Borrower who sells or contributes Loans to the Borrower and is approved by the Administrative Agent in its sole discretion.

“Agented Loan”: Any Loan which is agented by a Person (other than the Borrower) on behalf of each lender that is at any time party to the related Underlying Instruments.

“Agreement”: The meaning specified in the Preamble.

“Anti-Corruption Laws”: (a) The U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower, the Collateral Manager, any Affiliate Transferor, the Equityholder or any of their respective Subsidiaries is located or doing business.

“Anti-Money Laundering Laws”: Applicable Laws in any jurisdiction in which the Borrower, the Collateral Manager, any Affiliate Transferor, the Equityholder or any of their respective Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law”: For any Person or property of such Person, all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations and FATCA), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory lending laws, usury laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage”: (a) In the case of a Broadly Syndicated Loan, 70.0%, (b) in the case of a Middle Market Loan, 65.0%, (c) in the case of a Recurring Revenue Loan, 55.0%, (d) in the case of a First Lien Last-Out Loan, 45.0% and (e) in the case of a Second Lien Loan, 25.0%.

“Applicable Prime Rate”: With respect to any Loan, the prime or base rate applicable to such Loan pursuant to the Underlying Instruments for such Loan.

“Applicable Spread”: ~~2.25~~2.15% per annum; provided that, upon the occurrence and during the existence of an Event of Default (including the Termination Date) the Applicable Spread will increase by 2.00% per annum.

“Approval Notice”: An approval notice substantially in the form of Exhibit A-5 hereto.

“Approved Jurisdictions”: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Norway, the Republic of Ireland, Luxembourg, The Netherlands, Sweden, Switzerland, the United Kingdom, the United States and any other country added with the prior written consent of the Administrative Agent in its sole discretion.

“Asset Coverage Ratio”: The ratio, determined on a consolidated basis for the Equityholder and its subsidiaries, without duplication and in accordance with GAAP, to which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness of the Equityholder and its subsidiaries (all as determined pursuant to the 1940 Act and any orders, declarations, opinions, relief or letters issued by the SEC or any other government or regulatory authority). The calculation of the Asset Coverage Ratio shall be made in accordance with any exemptive relief or order granted or issued by the SEC with respect to the Indebtedness of any SBIC Subsidiary from the definition of Senior Securities.

“Assigned Value”: With respect to each Loan, as of any date of determination, the lower of (i) the Purchase Price of such Loan and (ii) the value of such Loan (expressed as a percentage of par) as determined by the Administrative Agent in its sole discretion as of the date

“Collections”: (a) All cash collections and other cash proceeds of any Loan, including, without limitation or duplication, any Interest Collections, Principal Collections, amendment fees, late fees, prepayment fees, waiver fees or other amounts received in respect thereof (but excluding any Excluded Amounts) and (b) earnings on Permitted Investments or otherwise in any Account.

“Commitment”: With respect to each Lender, (a) prior to the end of the Reinvestment Period, the commitment of such Lender to make Advances in accordance herewith prior to the Reinvestment Period End Date, in an amount not to exceed the Facility Amount and, for each Lender, the amount opposite such Lender’s name set forth on Annex B hereto or on Schedule I to the Joinder Supplement relating to each such Lender, (b) on or after the end of the Reinvestment Period, its Pro Rata Share of the Advances Outstanding and (c) on or after the Termination Date, zero.

“Commitment Reduction Fee”: With respect to any reduction of the Facility Amount in whole or in part pursuant to Section 2.3(a), an amount equal to the product of (a)(x) the Facility Amount, in the case of a termination of the Facility Amount, or (y) the amount of such reduction multiplied by (b)(x) in the case of a reduction occurring from the Second Amendment Closing Date to but excluding the twelve-month anniversary of the Second Amendment Closing Date, 2.00%, (y) in the case of a reduction occurring from and including the twelve-month anniversary of the Second Amendment Closing Date to but excluding the twenty-four month anniversary of the Second Amendment Closing Date, 1.00%, or (z) in the case of a reduction occurring on or after the twenty-four month anniversary of the Second Amendment Closing Date, 0.00%.

“Conforming Changes”: With respect to the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Accrual Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Default Right”: The meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: Any Lender that (i) has failed to fund any portion of the Advances or participations in Swingline Advances required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit or (iv) has, other than pursuant to an Undisclosed Administration, become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Delayed Draw Loan”: A Loan that requires one or more future advances to be made by the Borrower and which does not permit the re-borrowing of any amount previously repaid by the related Obligor; provided that such loan shall only be considered a Delayed Draw Loan for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation.

“Designated Loan”: Any Loan that the Administrative Agent, in its sole discretion, designates on the related Approval Notice as a “Designated Loan”.

“Determination Date”: The last day of each calendar month.

“DIP Loan”: Any Loan (i) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Discretionary Sale”: The meaning specified in Section 2.14(c).

“Disruption Event”: The occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the applicable market to fund any Advance, (b) any Lender shall

(jj) the Obligor with respect to such Loan (and any guarantor of such Obligor’s obligations thereunder), had full legal capacity to execute and deliver the Underlying Instrument which creates such Loan and any other documents related thereto;

(kk) the Underlying Assets for such Loan are primarily located in an Approved Jurisdiction unless otherwise approved in writing by the Administrative Agent in its sole discretion (other than any Underlying Assets that are in addition to the primary Underlying Assets with respect to which such Loan was principally underwritten);

(ll) to the actual knowledge of the Collateral Manager, no selection procedure adverse to the interests of the Secured Parties was utilized by the Borrower in the selection of such Loan for inclusion in the Collateral;

(mm) the underlying collateral related to each such Loan has not been used, and is contractually limited from being used, by the related Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the Borrower, the Administrative Agent or the Lenders under any federal, state, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or order related to addressing the environment, health or safety;

(nn) after giving effect to the acquisition of such Loan, the sum of the aggregate Adjusted Borrowing Value of all Eligible Loans that are Fixed Rate Loans does not exceed the greater of (i) 5% of aggregate Adjusted Borrowing Value of all Eligible Loans and (ii) $15,000,000;

(oo) after giving effect to the acquisition of such Loan, the sum of the aggregate Adjusted Borrowing Value of all Eligible Loans that are First Lien Last-Out Loans and Second Lien Loans does not exceed the greater of (i) 10% of the aggregate Adjusted Borrowing Value of all Eligible Loans and (ii) $30,000,000;

(pp) after giving effect to the acquisition or origination of such Loan, the sum of the aggregate Adjusted Borrowing Value of all Eligible Loans with Obligors (or Underlying Assets) domiciled or located outside of the United States does not exceed the greater of (i) 10% of the aggregate Adjusted Borrowing Value of all Eligible Loans and (ii) $30,000,000;

(qq) after giving effect to the acquisition or origination of such Loan, (i) the aggregate Adjusted Borrowing Value of all Eligible Loans made to any single Obligor and its Affiliates does not exceed the amount set forth on Annex C corresponding to the applicable Facility Amount, (ii) the aggregate Adjusted Borrowing Value of all Eligible Loans made to the second and third largest Obligors and their Affiliates does not exceed the amount set forth on Annex C corresponding to the applicable Facility Amount and (iii) the aggregate Adjusted Borrowing Value of all Eligible Loans made to all other Obligors and their Affiliates does not exceed the amount set forth on Annex C corresponding to the applicable Facility Amount;

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to an Affected Party or required to be withheld or deducted from a payment to an Affected Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations or Commitments pursuant to a law in effect on the date on which (i) such Lender acquires such interest (other than pursuant to an assignment effected in accordance with Section 2.12(g)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Affected Party’s failure to comply with Section 2.13(f) and (d) any withholding Taxes imposed under FATCA.

“Exposure Amount”: As of any date of determination, with respect to any Delayed Draw Loan or Revolving Loan, (i) the maximum commitment of such Delayed Draw Loan (excluding any original issue discount) or Revolving Loan under the terms of the applicable Underlying Instruments (and, for the avoidance of doubt, the commitment in respect of a Loan as to which the commitment to make additional advances has been terminated or expired shall be zero) minus (ii) the Outstanding Balance of such Delayed Draw Loan or Revolving Loan, as applicable, on such date of determination.

“Facility Amount”: The Maximum Facility Amount, as such amount may vary from time to time pursuant to Section 2.3 hereof or as otherwise agreed to by the Borrower, the applicable Lenders, the Collateral Manager and the Administrative Agent; provided that on or after the Reinvestment Period End Date, the Facility Amount shall mean an amount equal to the aggregate Advances Outstanding at such time.

“Facility Attachment Ratio”: With respect to any Eligible Loan, as of any date of determination, an amount equal to (i) with respect to any Broadly Syndicated Loan or Middle Market Loan (other than Recurring Revenue Loans), the product of (a) its Net Senior Leverage Ratio, (b) its Applicable Percentage and (c) its Assigned Value, (ii) with respect to any First Lien Last-Out Loan, the sum of (a) its First Out Attachment Ratio and (b) the product of (A)(x) its Last Out Attachment Ratio less (y) its First Out Attachment Ratio, (B) its Applicable Percentage and (C) its Assigned Value, in each case, as of such date, (iii) with respect to any Second Lien Loan, the sum of (a) its Net Senior Leverage Ratio and (b) the product of (A)(x) its Net Total Leverage Ratio less (y) its Net Senior Leverage Ratio, (B) its Applicable Percentage and (C) its Assigned Value, in each case, as of such date and (iv) with respect to any Designated Loan, the product of (a) its Net Total Leverage Ratio, (b) its Applicable Percentage and (c) its Assigned Value.

“Facility Maturity Date”: ~~December 1~~February 27, ~~2028~~2030.

“First Out Attachment Ratio”: With respect to any Eligible Loan, as of any date of determination, an amount equal to the Net Senior Leverage Ratio with respect to all or any portion of such Eligible Loan that constitutes first lien senior secured Indebtedness that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (excluding any First Lien Last-Out Loan or other first lien last out Indebtedness within the capital structure).

“Fitch”: Fitch Ratings, Inc. or any successor thereto.

“Fixed Rate Loan”: An Eligible Loan other than a Floating Rate Loan.

“Floating Rate Loan”: An Eligible Loan under which the rate payable by the Obligor thereof is based on the Applicable Prime Rate or the applicable Benchmark plus some specified interest percentage in addition thereto, and the Loan provides that such rate when reset on the relevant reset dates will reflect any change in the related Applicable Prime Rate or the applicable Benchmark.

“Floor”: A rate of interest equal to 0.0%.

“Foreign Lender”: (a) If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure”: At any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Advances (other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof).

“Funding Date”: With respect to any Advance, the Business Day such Advance is funded following the receipt by the Administrative Agent and Collateral Agent of a Funding Notice and other required deliveries in accordance with Section 2.2.

“Funding Notice”: A notice in the form of Exhibit A-1 signed by an authorized Person on behalf of the Borrower requesting an Advance, including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

“General Collection Account”: Collectively, each Securities Account and any sub-accounts created and maintained on the books and records of the Securities Intermediary entitled “General Collection Account”, in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties.

(and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (including any First Lien Last-Out Loan or other first lien last out Indebtedness within the capital structure).

“Lenders”: The meaning specified in the Preamble, including (i) Wells Fargo and (ii) each other financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower as contemplated by Section 2.1(c). For the avoidance of doubt, the Swingline Lender shall constitute a “Lender” with respect to the repayment of Swingline Advances for all purposes hereunder.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person.

“Loan”: Any commercial loan (a) which is sourced or originated by an Affiliate Transferor and which the Borrower acquires or (b) which the Borrower originates or acquires from a third party in the ordinary course of its business.

“Loan Advance”: The meaning specified in Section 2.1(a).

“Loan Checklist”: An electronic or hard copy, as applicable, of a checklist in the form of Exhibit I delivered by or on behalf of the Borrower to the Collateral Agent for each Loan of all related Required Loan Documents, which shall also specify whether such document is an original or a copy.

“Loan File”: With respect to each Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals, if available, or copies, as applicable, of any other relevant records relating to such Loans and the Underlying Assets pertaining thereto.

“Loan Register”: The meaning specified in Section 5.3(k).

“Loan Schedule”: The schedule listing each Loan owned or scheduled to be acquired by the Borrower setting forth the information listed on Schedule II.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”: With respect to any event or circumstance, a material adverse effect on (a) the business, assets, financial condition or operations, of the Collateral Manager or the Borrower, (b) the validity or enforceability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Collateral Agent, the Administrative Agent and the Lenders with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower or the Collateral Manager, as applicable, to perform their respective obligations under any Transaction Document to which such entity is a party, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral.

target based on the ownership or control of such legal entity by Sanctioned Person(s); or (c) the target of or subject to any territorial or country-based Sanctions program.

“SBIC Subsidiary”: Any subsidiary of the Equityholder (or such subsidiary’s general partner or manager entity) that is (x) either (i) a “small business investment company” licensed by the U.S. Small Business Administration or any governmental authority succeeding to any or all of the functions thereof (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, as amended, or (ii) any wholly-owned, direct or indirect, subsidiary of an entity referred to in clause (x)(i) of this definition.

“Scheduled Payment”: Each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan, as adjusted pursuant to the terms of the related Underlying Instruments, if applicable.

“Scheduled Reinvestment Period End Date”: ~~December 1~~February 27, ~~2026~~2028 (unless extended with the prior written consent of the Administrative Agent and each Lender).

“SEC”: The Securities and Exchange Commission or any successor Governmental Authority.

“Second Amendment Closing Date”: February 27, 2025.

“Second Lien Loan”: A Loan that (i) does not satisfy each requirement set forth in the definition of “Broadly Syndicated Loan,” “Middle Market Loan” or “First Lien Last-Out Loan,” (ii) is secured by a pledge of collateral (including all of the applicable Obligor’s assets constituting collateral for such Loan (whether or not there is also a security interest of a higher or lower priority in additional collateral)), which security interest is validly perfected and second priority under Applicable Law (subject to Permitted Liens), (iii) is pari passu in right of payment with the Indebtedness of the holders of the first priority security interest (other than with respect to the proceeds of liquidated collateral following an event of default) and (iv) pursuant to an intercreditor between the Borrower (or applicable agent) and the holder of the first priority Lien (or applicable agent) over the Underlying Assets, the amount of Indebtedness secured by such first priority Lien is limited (in terms of aggregate dollar amount or percent of outstanding principal or both).

“Secured Party”: (i) Each Lender, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) the Securities Intermediary and (v) solely with respect to the right to receive fees, expenses and indemnities owing to it hereunder, the Collateral Manager.

“Securities Account”: The meaning specified in Section 8-501(a) of the UCC. “Securities Account Control Agreement”: The Account Control Agreement, dated as of the Closing Date, among the Borrower, the Collateral Agent and the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Subsidiary”: As to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitution”: The meaning specified in Section 2.14(b).

“Swingline Advance”: Any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.1, and all such swingline loans collectively as the context requires. For the avoidance of doubt, all Swingline Advances shall be denominated in Dollars.

“Swingline Commitment”: The commitment of the Swingline Lender to fund Swingline Advances, subject to the terms and conditions herein, in an amount not to exceed $30,000,000 outstanding at any time, as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender in its capacity as a Lender hereunder, and is not in addition thereto.

“Swingline Lender”: The meaning specified in the Preamble.

“Swingline Refund Date”: The meaning specified in Section 2.20(a).

“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: The earliest of (a) the date of the termination of all the Commitments pursuant to Section 2.3(a), (b) the Facility Maturity Date, and (c) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Tranche Size”: With respect to any Loan, the dollar value of the tranche of Indebtedness of the applicable Obligor currently held or contemplated for purchase by the Borrower, which may include any last out component (but not any second lien component) and, in the sole discretion of the Administrative Agent, any Indebtedness under another tranche that (x) is an obligation of the same Obligor under the same Underlying Instrument, (y) pari passu with such Loan and (z) has the same material terms as such Loan.

“Transaction”: The meaning specified in Section 3.2.

“Transaction Documents”: This Agreement, each Transfer Agreement, the Fee Letter, the Securities Account Control Agreement, any Joinder Supplement, and the Collateral Agent Fee Letter and each document, instrument or agreement related to any of the foregoing.

any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE ADVANCES

Section 2.1 The Advances.

(a) Loan Advances.

(i) ~~(a)~~ During the Reinvestment Period, the Borrower may, at its option, request the Lenders to make advances of funds (each, ~~an~~a “Loan Advance”) under this Agreement pursuant to a Funding Notice; provided, however, that no Lender shall be obligated to make any Loan Advance on or after the Reinvestment Period End Date.

(ii) ~~(b)~~ Following the receipt of a Funding Notice during the Reinvestment Period and subject to the terms and conditions hereinafter set forth, the Lenders shall fund such Loan Advance. Notwithstanding anything to the contrary herein, no Lender shall make any Loan Advance if, after giving effect to such Loan Advance and the addition to the Collateral of the Eligible Loans to be acquired by the Borrower with the proceeds of such Loan Advance, (i) in the sole discretion of any such Lender, a Default or Event of Default would or could reasonably be expected to result therefrom or (ii) a Borrowing Base Deficiency would occur.

(b) Swingline Advances. During the Reinvestment Period, the Borrower may, at its option, request the Swingline Lender make Swingline Advances to the Borrower by delivering a Funding Notice with respect to such requested Swingline Advance to the Administrative Agent, which shall forward such Funding Notice to the Swingline Lender and provide notification to the Lenders with respect thereto. Following the receipt of a Funding Notice during the Reinvestment Period and subject to the terms and conditions hereinafter set forth, the Swingline Lender shall make the requested Swingline Advances to the Borrower. Notwithstanding anything to the contrary herein, the Swingline Lender shall not be obligated to fund any Swingline Advance if, after giving effect to the amount of the Swingline Advance requested, (i) in the sole discretion of the Swingline Lender, a Default or Event of Default would or could reasonably be expected to result therefrom or (ii) a Borrowing Base Deficiency would occur.

(c) The Borrower may, with the written consent of the Administrative Agent, add additional Persons who satisfy the requirements set forth in Section 12.16 as Lenders and increase the Commitments hereunder; provided that the Commitment of any Lender may only be increased with the prior written consent of such Lender and the Administrative Agent. Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent, the Collateral Agent, the Collateral Manager and the Borrower a Joinder Supplement.

(d) Advances to be made for the purpose of refunding Swingline Advances shall be made by the Lenders as provided in Section 2.20.

Section 2.2 Procedures for Advances by the Lenders.

(a) Subject to the limitations set forth in Section 2.1(a), the Borrower may request an Advance from the Lenders by delivering to the Lenders at certain times the information and documents set forth in this Section 2.2.

(b) With respect to all Advances, no later than (i) with respect to all Loan Advances, 2:00 p.m. ~~on~~one (1) Business Day prior to the proposed Funding Date and (ii) with respect to all Swingline Advances, 2:00 p.m. on the proposed Funding Date (or, in each case, such shorter time period as is acceptable to the Administrative Agent), in each case, the Borrower (or the Collateral Manager on the Borrower’s behalf) shall deliver:

(i) to the Administrative Agent (with a copy to the Collateral Agent) a wire disbursement and authorization form, to the extent not previously delivered; and

(ii) to the Administrative Agent and the Lenders (with a copy to each Lender and the Collateral Agent) a duly completed Funding Notice (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) which shall (i) specify the requested amount of such Advance, which amount shall not cause a Borrowing Base Deficiency and must be at least equal to $500,000, or, in the case of any Advance to be applied to fund any draw under a Revolving Loan or Delayed Draw Loan, such lesser amount as may be required to fund such draw, to be allocated to each Lender in accordance with its Pro Rata Share, (ii) specify the proposed Funding Date of such Advance, (iii) specify the Loan(s) (if any) to be financed on such Funding Date (including the appropriate file number, Obligor, Outstanding Balance, Assigned Value and Purchase Price for such Loan(s) (if any)), and (iv) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Funding Notice shall be irrevocable; provided, however, that during any Benchmark Unavailability Period, the Borrower may revoke any Funding Notice promptly upon receiving notice of the commencement of such Benchmark Unavailability Period. If any Funding Notice is received by the Administrative Agent after 2:00 p.m. on any day (or on a day that is not a Business Day), such Funding Notice shall be deemed to be received by the Administrative Agent at 9:00 a.m. on the next Business Day.

(c) On the proposed Funding Date, subject to the limitations set forth in Section 2.1(a) and upon satisfaction or waiver of the applicable conditions set forth in Article III:

(i) in the case of a Loan Advance, each Lender shall make available to the Borrower in same day funds, by wire transfer to the account designated by the Borrower in the Funding Notice given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (i) the amount requested by the Borrower for such Loan Advance, (ii) the aggregate unused Commitments then in effect and (iii) the maximum amount that, after taking into account the proposed use of the proceeds of such Loan Advance, could be advanced to the Borrower hereunder without causing a Borrowing Base Deficiency.

(ii) in the case of a Swingline Advance, the Swingline Lender shall make available to the Borrower in same day funds by wire transfer to the account designated by Borrower in the Funding Notice given pursuant to this Section 2.2, an amount equal to the least of (x) the amount requested by the Borrower for such Swingline Advance, (y) the positive difference between (A) the Swingline Commitment then in effect and (B) the aggregate outstanding Swingline Advances as of such date and (z) the maximum amount that, after taking into account the proposed use of the proceeds of such Swingline Advance, could be advanced to the Borrower hereunder without causing a Borrowing Base Deficiency.

(d) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any such Loan Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

Section 2.3 Reduction of the Facility Amount; Principal Repayments.

(a) The Borrower (or the Collateral Manager on behalf of the Borrower) may irrevocably terminate the Commitments in whole or irrevocably reduce in part any portion of the Commitments that exceed the Advances Outstanding; provided that (i) the Borrower shall provide a Repayment Notice at least three (3) Business Days prior to the date of such termination or reduction to the Administrative Agent (with a copy to the Collateral Manager); (ii) any partial reduction of the Commitments shall be in an amount equal to $1,000,000 and in integral multiples of $250,000 in excess thereof; and (iii) in the case of such termination or reduction on or prior to second anniversary of the Second Amendment Closing Date, other than in connection with an amendment and restatement of this Agreement, the Borrower shall pay to the Administrative Agent for distribution to the Lenders the applicable Commitment Reduction Fee; provided that no Commitment Reduction Fee shall be due and payable if such termination or reduction occurs (x) using the proceeds of a collateralized loan obligation transaction securitizing all or any of the Collateral for which the Administrative Agent has provided its prior written consent (in its sole discretion) or (y) after the second anniversary of the Second Amendment Closing Date. Each notice of a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable. The applicable Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of the Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(b) The Borrower (or the Collateral Manager on behalf of the Borrower) may, at any time, reduce Advances Outstanding; provided that (i) the Borrower shall provide a Repayment Notice at least one (1) Business Day prior to the date of such reduction to the Administrative Agent, the Collateral Agent, and the Lenders (provided that same day notice may be given with respect to curing any Borrowing Base Deficiency) and (ii) any reduction of Advances Outstanding (other than with respect to repayments of Advances Outstanding made by the Borrower to reduce Advances Outstanding such that no Borrowing Base Deficiency exists)

(ii) repaying the applicable Advances Outstanding in accordance with Section 2.3(b); and/or

(iii) posting additional Eligible Loans and/or Permitted Investments as Collateral; provided that the amount of any reduction of a Borrowing Base Deficiency pursuant to any such additional Eligible Loans shall be the Adjusted Borrowing Value of such Eligible Loans.

For the avoidance of doubt, the Borrower may cure a Borrowing Base Deficiency by any combination of the applicable clauses in this Section 2.6 (or by any other action with the prior written consent of the Administrative Agent and the Required Lenders).

Section 2.7 Priority of Payments.

(a) Interest Collection Account. On each Payment Date, so long as no Event of Default has occurred and is continuing, the Collateral Manager shall direct the Collateral Agent to pay from the applicable Interest Collection Account of the Borrower pursuant to the related Payment Date Statement (and the Collateral Agent shall make payment from the Interest Collection Account of the Borrower to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1) pro rata to the Collateral Agent and the Securities Intermediary, in an amount equal to any accrued and unpaid Collateral Agent Fees owing to such Person; provided that the aggregate amount payable pursuant to this Section 2.7(a)(1), Section 2.7(b)(1) and Section 2.8(1) shall not exceed $100,000 per annum;

(2) to the Collateral Manager, in an amount equal to any accrued and unpaid Collateral Management Fees;

(3) pro rata to each Lender, in an amount equal to any accrued and unpaid Interest (including Breakage Costs) and Non-Usage Fee;

(4) ~~pro rata~~ to the Administrative Agent ~~and~~for its own account and for the pro rata account of each Lender, all Administrative Expenses and any Increased Costs due and owing to such Person;

(5) (i) during the Reinvestment Period, in the sole discretion of the Collateral Manager, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Required Amount and (ii) after the end of the Reinvestment Period, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Amount;

(6) to the Equityholder, to make any applicable Permitted RIC

Distribution;

(7) if a Borrowing Base Deficiency, pro rata to each Lender, to reduce the Advances Outstanding in an amount necessary to cure a Borrowing Base Deficiency;

(8) pro rata to each Lender, in an amount equal to (A) any accrued and unpaid Commitment Reduction Fee plus (B) if such Payment Date is the Termination Date, the Advances Outstanding;

(9) pro rata to each applicable party to pay all other outstanding amounts under the Transaction Documents including any amounts not paid under Section 2.7(a)(1) by reason of a cap specified therein;

(10) to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral; and

(11) (A) if a Default has occurred and is continuing, to remain in the Interest Collection Account or (B) otherwise, deemed released from the Lien of the Collateral Agent hereunder and distributed to the Borrower or its designee (or, during the Reinvestment Period, in the sole discretion of the Collateral Manager, to be deposited in the Principal Collection Account).

(b) Principal Collection Account. On each Payment Date, so long as no Event of Default has occurred and is continuing, the Collateral Manager shall direct the Collateral Agent to pay from the Principal Collection Account of the Borrower pursuant to the related Payment Date Statement (and the Collateral Agent shall make payment from the Principal Collection Account of the Borrower to the extent of Available Funds, in reliance on the information set forth in such Payment Date Statement) to the following Persons, the following amounts in the following order of priority:

(1) to the extent not paid pursuant to Section 2.7(a)(1), pro rata to the Collateral Agent and the Securities Intermediary, in an amount equal to any accrued and unpaid Collateral Agent Fees owing to such Person; provided that the aggregate amount payable pursuant to Section 2.7(a)(1), this Section 2.7(b)(1) and Section 2.8(1) shall not exceed $100,000 per annum;

(2) to the extent not paid pursuant to Section 2.7(a)(2), to the Collateral Manager, in an amount equal to any accrued and unpaid Collateral Management Fees;

(3) to the extent not paid pursuant to Section 2.7(a)(3), to the Administrative Agent for the pro rata ~~to~~account of each Lender, in an amount equal to any accrued and unpaid Interest (including Breakage Costs) and Non-Usage Fee;

(4) to the extent not paid pursuant to Section 2.7(a)(4), ~~pro~~

~~rata~~ to the Administrative Agent ~~and~~for its own account and for the pro rata account of each Lender, all Administrative Expenses and any Increased Costs due and owing to ~~such Person~~the Administrative Agent or any Lender;

(5) during the Reinvestment Period, (i) first, in the sole discretion of the Collateral Manager, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Required Amount and (ii) second, to the extent not paid pursuant to Section 2.7(a)(6), pro rata to each Lender, to reduce the Advances Outstanding in an amount necessary to cure a Borrowing Base Deficiency;

(6) after the end of the Reinvestment Period, (i) first, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Amount and (ii) second, pro rata to each Lender, to pay the Advances Outstanding until paid in full;

(7) to the extent not paid pursuant to Section 2.7(a)(6), to the Equityholder to make any applicable Permitted RIC Distribution;

(8) to the extent not paid pursuant to Section 2.7(a)(8), pro rata to each Lender, in an amount equal to any accrued and unpaid Commitment Reduction Fee owing to the Lenders;

(9) to the extent not paid pursuant to Section 2.7(a)(9), pro rata to each applicable party to pay all other amounts owing under the Transaction Documents, including any amounts not paid under Section 2.7(b)(1) by reason of a cap specified therein;

(10) to the extent not paid pursuant to Section 2.7(a)(10), to the applicable Governmental Authority, any Tax or withholding Tax which, if not paid, could result in a Lien on any of the Collateral; and

(11) (A) if a Default has occurred and is continuing, to remain in the Principal Collection Account or (B) otherwise, deemed released from the Lien of the Collateral Agent hereunder and distributed to the Borrower or its designee (or, in the sole discretion of the Collateral Manager, to remain in the Principal Collection Account).

Section 2.8 Alternate Priority of Payments.

On (x) each Payment Date (and any Business Day reasonably requested by the Administrative Agent) (a) following the occurrence and during the continuance of an Event of Default or (b) following the declaration of the occurrence, or the deemed occurrence, as applicable, of the Termination Date pursuant to Section 9.2(a) or (y) the date of an Optional Sale, the Collateral Manager (or, in the case of clause (x), after delivery of a Notice of Exclusive Control, the Administrative Agent) shall direct the Collateral Agent to pay pursuant to the

(i) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1;

(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by that Defaulting Lender to the Swingline Lender under Section 2.20(a) for which the Swingline Lender has not otherwise been reimbursed in accordance with the terms hereof; third, if so determined by the Administrative Agent or the Swingline Lender, to be held as cash collateral and released in order to satisfy obligations of that Defaulting Lender to fund future participations in Swingline Advances under this Agreement; fourth, as the Borrower may request (so long as no Default or Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Administrative Agent in its sole discretion)), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; ~~third~~fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Advances under this Agreement; ~~fourth~~sixth, to the payment of any amounts owing to the other Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; ~~fifth~~seventh, so long as no Default or Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Administrative Agent in its sole discretion), to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ~~sixth~~eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances or participations in Swingline Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances and funded participations in Swingline Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances, or funded participations in Swingline Advances, of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(iii) during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Advances pursuant to Section 2.20, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (x) each such reallocation shall be given effect only if the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Advances shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Advances of that Lender; and

(iv) ~~(iii)~~ such Defaulting Lender shall not be entitled to receive any Non-Usage Fee for any period during which that Lender is a Defaulting Lender (and under no circumstance shall the Borrower retroactively be or become required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Administrative Agent ~~determines~~and the Swingline Lender in ~~its~~their respective sole discretion determine that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, the Borrower may request such Lender provide an estimate of the costs and expenses that would be incurred by such Lender in connection with designating a different lending office for funding or booking its Advances hereunder or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, which designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender. Upon receipt of such estimate, the Borrower may approve the proposed designation or assignment, in which case the Lender shall use reasonable efforts to effect the same. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such approved designation or assignment.

(b) Replacement of Lenders. If any Lender unaffiliated with the Administrative Agent requests compensation under Section 2.12, or if the Borrower is required notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Collateral Agent and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.19.

(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for an Advance to be made during any Benchmark Unavailability Period. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any Benchmark is not available, the Base Rate shall be used instead of such Benchmark to calculate Interest.

Section 2.20 Refunding of Swingline Advances.

(a) Each Swingline Advance shall be refunded by the Lenders to the Swingline Lender on the second Business Day following the date of such Swingline Advance (each such date, a “Swingline Refund Date”). Such refundings shall be made by the Lenders in accordance with their respective Pro Rata Shares and shall thereafter be reflected as Loan Advances of the Lenders on the books and records of the Administrative Agent (which, for the avoidance of doubt, shall reduce dollar-for-dollar the Swingline Advances outstanding). Each Lender shall refund its respective Pro Rata Share of Swingline Advances outstanding to the Swingline Lender by no later than 12:00 noon on the applicable Swingline Refund Date, which refunding shall constitute the Lenders’ Pro Rata Share of Advances.

(b) The Borrower shall pay to the Swingline Lender, within twenty-two (22) days of demand, the amount of such Swingline Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Advances requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Shares.

(c) Each Lender acknowledges and agrees that its obligation to refund Swingline Advances in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 3.2. Further, each Lender agrees and acknowledges that if, prior to the refunding of any outstanding Swingline Advances pursuant to this Section, an Insolvency Event relating to the Borrower or the Seller shall have occurred, each Lender will, on the date the applicable Advance would have been made, purchase an undivided participating interest in the Swingline Advance to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swingline Advance. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Advance, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(d) Notwithstanding anything to the contrary contained in this Section 2.20, the Swingline Lender shall not be obligated to make any Swingline Advance at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure with respect to any such Defaulting Lender.

Section 2.21 ~~Section 2.20~~ Increase in Facility Amount.

The Borrower may, with the prior written consent of each Lender (in its sole discretion, and subject to customary conditions precedent including, without limitation, no existing Event of Default), (i) increase the Commitment of the existing Lenders (pro rata) with the consent of each such Lender, (ii) add additional Lenders and/or (iii) increase the Commitment of any Lender with the consent of such Lender, in each case which shall increase the Facility Amount by the amount of the Commitment of each such existing or additional Lender up to an aggregate maximum of $~~500,000,000~~900,000,000.

ARTICLE III

CONDITIONS TO CLOSING AND ADVANCES

Section 3.1 Conditions to Closing.

No Lender shall be obligated to make any Advance hereunder, nor shall any Lender, the Administrative Agent or the Collateral Agent be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by the Administrative Agent:

(a) Each Transaction Document shall have been duly executed by, and foreign Person except, as to this subclause (ii), where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect;

(o) The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1 (other than the financing statements referred to in clause (j) above) necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Transaction Documents shall have been completed;

(p) The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Administrative Agent; and

(q) The Borrower shall have received the executed legal opinion or opinions of Seward & Kissel LLP, counsel to the Collateral Agent, covering enforceability of the Transaction Documents to which the Collateral Agent is a party.

Section 3.2 Conditions Precedent to All Advances and Acquisitions of Loans.

Each Advance under this Agreement, each Reinvestment of Principal Collections pursuant to Section 2.14(a)(i) and each acquisition of Loans in connection with a Substitution pursuant to Section 2.14(b) (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) ~~With respect to any Advance,~~ the Collateral Manager shall have delivered to the Administrative Agent (with a copy to the Collateral Agent and each Lender) no later than, (i) with respect to any Loan Advance, 2:00 p.m. one (1) Business Day prior to the related Funding Date, and (ii) with respect to any Swingline Advance, 2:00 p.m. on the related Funding Date (or, in each case, such shorter time period as is acceptable to the Administrative Agent):

(i) a Funding Notice in the form of Exhibit A-1, a Borrowing Base Certificate and a Loan Schedule listing each Loan, if any, proposed to be acquired by the Borrower in connection with such Transaction; and

(ii) unless an assignment agreement is being delivered pursuant to the Underlying Instruments, if a Loan is being acquired with such Advance, unless such Loan is being originated by the Borrower, a certificate of assignment in the form of Exhibit E (including Exhibit A thereto) and containing such additional information as may be reasonably requested by the Administrative Agent and each Lender;

(b) With respect to any Reinvestment of Principal Collections permitted by Section 2.14(a)(i) and each acquisition of Loans in connection with a Substitution pursuant to Section 2.14(b), the Collateral Manager shall have delivered to the Administrative Agent, no later than 3:00 p.m. on the Business Day prior to any such Reinvestment, a Reinvestment Notice in the form of Exhibit A-3 and a Borrowing Base Certificate, executed by the Collateral

(n) The Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Administrative Agent, the Collateral Manager or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Transaction Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(o) The Collateral Agent shall not be bound to make any investigation into the creation, perfection or priority of any Lien purported to be created by this Agreement or any other Transaction Document. The Collateral Agent shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of ~~this~~ this Agreement, any other Transaction Document or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(p) In no event shall the Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(q) The right of the Collateral Agent to perform any discretionary act enumerated in this Agreement or any other Transaction Document shall not be construed as a duty.

(r) The rights, privileges, protections, indemnities, immunities and benefits afforded to the Collateral Agent under this Agreement are extended to, and shall be enforceable by (i) the Collateral Agent in each document related hereto to which it is a party or otherwise subject, whether or not specifically set forth therein, and (ii) the entity serving as the Collateral Agent in each of its capacities hereunder and under any related document and each agent, custodian and other Person employed to act by the Collateral Agent hereunder and under any related document, whether or not specifically set forth herein or in any related document, as the case may be, together with such other rights, privileges, protections, indemnities, immunities and benefits afforded to the applicable party hereunder or under any related document.

(s) The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA Patriot Act and its implementing regulations, the Collateral Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The the Commitment hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Advance or Obligation, or any fees or other amounts payable hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(d) change Section 2.7, 2.8 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) consent to the assignment or transfer by the Borrower, any Affiliate Transferor or the Collateral Manager of such Person’s rights and obligations under any Transaction Document to which it is a party (except as expressly permitted hereunder), in each case, without the written consent of each Lender;

(g) make any modification to the definition of “Applicable Percentage”, “Assigned Value”, “Minimum Equity Amount”, “Eligible Loan”, “Borrowing Base”, or “Adjusted Borrowing Value”, in each case, which would have a material adverse effect on the calculation of the Borrowing Base, without the written consent of each Lender; ~~or~~

(h) release all or substantially all of the Collateral or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender; or

(i) affect the rights or duties of the Swingline Lender under this Agreement without the written consent of the Swingline Lender;

provided, further, that, (i) any amendment of this Agreement that is solely for the purpose of adding a Lender may, subject to Section 12.16, be effected without the written consent of the Borrower or any Lender, (ii) no such amendment, waiver or modification materially adversely affecting the rights or obligations of the Collateral Agent shall be effective without the written agreement of such Person, (iii) any amendment of this Agreement that a Lender is advised by its legal or financial advisors to be necessary or desirable in order to avoid the consolidation of the Borrower with such Lender for accounting purposes may be effected without the written consent of any other Lender and (iv) the Administrative Agent, the Collateral Manager and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent, the Collateral

Annex A (Continued)

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent

550 S. Tryon Street

Charlotte, NC 28202

Attention: Corporate Debt Finance

Facsimile: (704) 715-0067

Confirmation: (704) 410-2358

All electronic dissemination of Notices should be sent to scp.mmloans@wellsfargo.com

WELLS FARGO BANK, NATIONAL ASSOCIATION

as a Lender and as Swingline Lender

550 S. Tryon Street

Charlotte, NC 28202

Attention: Corporate Debt Finance

Facsimile: (704) 715-0067

Confirmation: (704) 410-2358

All electronic dissemination of Notices should be sent to

~~scp.mmloans@wellsfargo.com~~scp.mmloans@wellsfargo.com

Raymond James Bank

as a Lender

880 Carillon Parkway

St. Petersburg, FL. 33716

Telephone: 727-567-1720

Facsimile: (866)-567-4002

Attention: Mark Specht

Email: Mark.Specht@raymondjames.com

UMB BANK, NATIONAL ASSOCIATION,

as Collateral Agent

928 Grand Blvd 11th Floor

Kansas City, MO 64106

Attn: Corporate Trust and Agency Services – StepStone SPV Facility III LLC

Email: STEPSTONE_SPV3@umb.com

Phone: (213) 253-4622

Annex A to LSA

Annex B

Lender	Commitment

Wells Fargo Bank, National Association	$~~400,000,000~~550,000,000

Raymond James Bank	$100,000,000

Annex B to LSA

Annex C

Specified Limitations

Facility Amount	$250,000,000	$350,000,000	$400,000,000	$450,000,000	$500,000,000	$650,000,000	$750,000,000
Eligible Loan
Minimum Equity Amount (clause (i)(b))	$75,000,000	$105,000,000	$120,000,000	$135,000,000	$150,000,000	$195,000.000	$225,000,000
Minimum unencumbered cash amount (Section 9.1(u))	$20,000,000	$25,000,000	$27,500,000	$30,000,000	$35,000,000	$45,500,000	$52,500,000
Eligible Loan (clause (qq) (Large Obligor Limit))
Largest Obligor	$15,000,000	$17,500,000	$18,750,000	$20,000,000	$22,500,000	$29,250,000	$33,750,000
Next two (2) Largest Obligors	$12,500,000	$15,000,000	$16,250,000	$17,500,000	$20,000,000	$26,000,000	$30,000,000
All Other Obligors	$10,000,000	$12,500,000	$14,000,000	$15,000,000	$17,500,000	$22,750,000	$26,250,000

If the current Facility Amount is not equal to an amount set forth in the “Facility Amount” row, then the applicable Facility Amount shall be the next lowest amount set forth in the “Facility Amount” row. If the Facility Amount is reduced below $250,000,000, each number in column 1 of the above chart shall be agreed to in writing (including via email) at the time of such reduction by the Borrower and the Administrative Agent. For the avoidance of doubt, the amounts set forth in each of the “Minimum Equity Amount” row and the rows corresponding to Annex C shall not be decreased solely based on the occurrence of the end of the Reinvestment Period or based on the reduction in the Advances Outstanding after the Reinvestment Period.

Annex C to LSA